Exhibit 99.1

Additional Information:	For Immediate Release

Thomas A. Bessant, Jr. or

Yolanda Walker

(817) 335-1100

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CASH AMERICA ANNOUNCES EXTENSION OF CHIEF EXECUTIVE OFFICER’S

EMPLOYMENT AND APPOINTMENT OF PRESIDENT

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FORT WORTH, Texas—(BUSINESS WIRE)—April 6, 2015—Cash America International, Inc. (the “Company”) (NYSE: CSH) announced today that its President and Chief Executive Officer, Daniel R. Feehan, has agreed to continue serving as the Company’s Chief Executive Officer until October 31, 2015. In July 2014, the Company announced that Mr. Feehan was planning to retire as President and Chief Executive Officer of the Company on April 30, 2015. Mr. Feehan has also agreed to remain employed by the Company until April 30, 2020 to serve in a non-officer advisory role following his retirement from the role of Chief Executive Officer. Mr. Feehan will remain on the Company’s Board of Directors following his retirement on October 31, 2015 and will serve as Executive Chairman of the Board from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman of the Board from November 1, 2016 through April 30, 2020, subject to his re-election to the Company’s Board each year by the Company’s shareholders. Jack Daugherty, the Company’s founder and current Chairman of the Board, will continue to serve as Chairman until November 1, 2015, at which time he will step down as Chairman but will continue to serve on the Board.

“I am pleased to continue my service as Chief Executive Officer for an additional six months while the Board’s search committee completes the succession planning process and names a successor Chief Executive Officer, which is expected to occur during that timeframe. I am also honored that the Board has asked for me to serve for an additional twelve months as Executive Chairman, which will allow me to take an active role in assisting and mentoring my successor during an important transition period,” said Feehan.

The Company’s Board of Directors is also pleased to announce that T. Brent Stuart, the Company’s current Executive Vice President and Chief Operating Officer, will assume the role of President and Chief Operating Officer of the Company effective as of May 1, 2015. At that time, Mr. Feehan will step-down as the Company’s President, but he will continue to serve as the Company’s Chief Executive Officer. In his role as President and Chief Operating Officer, Mr. Stuart will continue to oversee the Company’s operations and will assume the additional responsibilities of overseeing the Company’s marketing, human resources and information technology functions. Mr. Stuart has served as the Company’s Executive Vice President and Chief Operating Officer since January 2015, as the Senior Vice President – Operations for the Company’s U.S. retail services storefront lending business from July 2010 to January 2015 and as Regional Vice President from November 2008 to July 2010. Prior to joining the Company, Mr. Stuart held various senior leadership roles in the financial services industry.

Commenting on the promotion of Mr. Stuart to President and Chief Operating Officer, Feehan said, “Brent Stuart has been an effective and respected leader in our field operations having advanced quickly since joining the Company in 2008. His keen understanding of our business fundamentals and proven ability for successfully implementing key initiatives throughout our large field organization sets him apart from other leaders I have encountered in our industry. Expanding his leadership responsibilities today will aid in his development and bring important value to our Company.”

About the Company

As of December 31, 2014 the Company operated 943 total locations offering specialty financial services to consumers, which included the following:

•	859 lending locations in 21 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;” and
•	84 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 12 states in the United States under the name “Mr. Payroll.”

For additional information regarding Cash America International, Inc. visit its website located at www.cashamerica.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in laws, rules and regulations applicable to the Company’s business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau, including the effect of and compliance with a consent order the Company entered into with the Consumer Financial Protection Bureau in November 2013; accounting and income tax risks related to goodwill and other intangible asset impairment, certain tax positions taken by the Company and other accounting matters that require the judgment of management; the Company’s ability to attract and retain qualified executive officers, including a new Chief Executive Officer upon the retirement of the Company’s current Chief Executive Officer; decreased demand for the Company’s products and services and changes in competition; fluctuations in the price of gold and changes in economic conditions; public perception of the Company’s business and the Company’s business practices; risks related to the Company’s financing, such as compliance with financial covenants in the Company’s debt agreements, the Company’s ability to satisfy its outstanding debt obligations, to refinance existing debt obligations or to obtain new capital; the effect of any current or future litigation proceedings, including a claim relating to the terms of the Company’s 5.75% senior notes, and any judicial decisions or rule-making that affects the Company, its products or the legality or enforceability of its arbitration agreements; risks related to interruptions to the Company’s business operations, such as a prolonged interruption in the Company’s operations of its facilities, systems or business functions, cyber-attacks or security breaches or the actions of third parties who provide, acquire or offer products and services to, from or for the Company; risks related to the expansion and growth of the Company’s business, including the Company’s ability to open new locations in accordance with plans or to successfully integrate newly acquired businesses into its operations; risks related to the 2014 spin-off of the Company’s former E-Commerce Division that comprised its e-commerce segment, Enova International, Inc.; fluctuations in the price of the Company’s common stock; the effect of any of the above changes on the Company’s business or the markets in which the Company operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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